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EXHIBIT 99.1

 ERF WIRELESS NAMES DR. H. DEAN CUBLEY AS NEW CEO AND JOHN ADRIAN BURNS AS COO

      COMPANY COMPLETES INITIAL PHASE OF BUSINESS PLAN AND SETS COURSE FOR
                               ACCELERATED GROWTH

LEAGUE CITY, Texas, Oct 17, 2006 /PRNewswire-FirstCall via COMTEX News Network/ -- ERF Wireless (OTC Bulletin Board: ERFW), the nation's market leader for secure wireless broadband products and services for the regional banking industry, announced today that it has successfully completed the development phase of its strategic business plan and has now realigned management of the company to prepare for rapid growth and market share accumulation. The plan includes naming Dr. H. Dean Cubley as the new CEO and John Adrian Burns as the new COO. R. Greg Smith, who had served the company as both CEO and CFO during the development stage, will continue as CFO under the new management structure. In addition to the new appointments, the company also announced the realignment of all division and subsidiary company personnel under a function-oriented management structure. This new management structure will allow the company to move into the operational phase of its business plan where management will focus on its existing market opportunities, expand its customer base, file additional patents resulting from continuing research and development of encrypted communications, build market share through internal market growth as well as the licensing of its patents, acquire the assets and resources of strategically located wireless broadband companies, and build its recurring revenue base.

Dr. H. Dean Cubley, ERF Wireless' Chairman and new CEO commented, "Under Greg's leadership, the company has achieved the milestones on plan and is now positioned to execute on this next phase of anticipated growth. We set out two years ago to form a new public company that would be focused on profitable enterprise-level wireless broadband applications. We secured initial funding, went public in September 2004, acquired four strategically placed wireless companies and assets in 2004 and 2005, secured $1.5 million in additional institutional funding in 2005, and secured a $3 million credit facility in early 2006. We filed for initial patent protection for our CryptoVue wireless security solution in early 2006 and have become the market leader in secure wireless solutions for the banking industry by designing and completing construction of encrypted wireless networks in three states. These accomplishments have positioned ERF Wireless to move to the second phase of our business plan, which includes broadening our leadership in wireless offerings for the banking industry, entering into strategic relationships with selected large companies, expanding our marketing footprint, acquiring additional strategic wireless properties and resources, and securing major second-round financing. Finally, we will position the company to move to a national stock exchange just as soon as the listing requirements are achieved."

"I appreciate the excellent job that Greg Smith has done over the past two years in his dual role as CEO/CFO to get through the initial phase of the business plan," Cubley said. "It was always contemplated that the dual CEO/CFO role would be split into two separate positions when the company reached its milestones and was ready to move into the full operational phase of the plan. Today ERF Wireless has reached that point. I will now do my best to build upon the strong foundation that has been provided to me."

John Adrian Burns, the new COO, has been with the company since 2005. He commented, "Through Greg Smith's excellent leadership, I was able to concentrate on having my team complete the extensive research and development necessary to file for initial patent protection on our CryptoVue Security System and get our secure wireless networks successfully deployed in the field. Over the past two years, the company has developed a wide-range of expertise and has brought in other key executives in order to market, engineer, build, and support a large number of these secure networks as called for in the next phase of our business plan. During the initial phase, we successfully completed secure wireless networks spanning hundreds of miles across the South and Midwest for financial institutions and local government customers."

Burns went on to note that the company's completed wireless networks, which utilize ERF Wireless CryptoVue devices, have been subjected to numerous federal regulatory examinations, IT audits and outside vulnerability assessments. "We're very pleased with the results from all of the research and development efforts, and I'm looking forward to expanding our product line in the banking industry as well as into hospitals, law enforcement, and other regulated industries and government agencies that require secure high-speed communications. With the new management team in place, the company is now ready to tackle the next phase of the business plan, focus on execution and create exceptional value for our public shareholders."

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About ERF Wireless

ERF Wireless Inc. is a fully reporting public company with its corporate offices in League City, Texas. The company specializes in providing secure wireless broadband product and service solutions to enterprise and commercial clients on a regional and national basis. ERF Wireless and its principals have been in the wireless communications, LAN/WAN, network integration, ISP, Internet banking, encryption technology and banking software businesses for over twenty years and have constructed secure, encrypted wireless broadband networks as well as secure Internet banking solutions and other secure data processing systems for hundreds of banks across America. For more specific information regarding the ERF Wireless regional banking secure wireless solution, please visit our website at http://www.erfwireless.com/ensabout.htm or call 512-352-7118. For more information about ERF Wireless, please visit our web site at www.erfwireless.com or call 281-538-2101. To automatically receive periodic company information that has appeared in the media, please visit our website and join our opt-in Investor Information Program. (ERFWG)

Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.


    Contact:
    ERF Wireless, Inc.
    Clareen O'Quinn
    281-538-2101 ext. 113
    coquinn@erfwireless.com

SOURCE  ERF Wireless
Clareen O'Quinn of ERF Wireless, Inc., +1-281-538-2101, ext. 113, coquinn@erfwireless.com
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http://www.erfwireless.com
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